Exhibit 5.1

September 16, 2009

CombinatoRx, Incorporated

245 First Street, Third Floor

Cambridge, Massachusetts 02142

Re:	Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by CombinatoRx, Incorporated, a Delaware corporation (the “Company”), of shares of the Company’s common stock, $0.001 par value per share, which may be issued (the “Shares”) to the stockholders of Neuromed Pharmaceuticals Inc., a Delaware corporation (“Neuromed”), in connection with the merger contemplated by the Agreement and Plan of Merger, dated June 30, 2009, by and among the Company, PawSox, Inc., Neuromed, Neuromed Pharmaceuticals Ltd. and the Stockholder Representative named therein (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that when the Certificate of Amendment attached as Appendix F to the Joint Proxy Statement/Prospectus included in the Registration Statement has been filed with the Secretary of State of the State of Delaware, the Shares will be duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Neuromed in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP